EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

MONEYFLOW SYSTEMS INTERNATIONAL INC.

Pursuant to the applicable provisions of the Nevada Business Corporations Act, MoneyFlow Systems International Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The present name of the Corporation is MoneyFlow Systems International Inc.

SECOND:  The following amendments to its Articles of Incorporation were adopted by the board of directors and by majority consent of shareholders of the Corporation in the manner prescribed by applicable law.

(1) The Article entitled ITEM 3 – SHARES, is amended to read as follows:

ITEM 3

SHARES

Common.  The aggregate number of common shares which this Corporation shall have authority to issue is 100,000,000 shares of Common Stock having a par value of $.001 per share.   All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences.  Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

Preferred.  The Corporation shall be authorized to issue 5,000,000 shares of Preferred A Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors and 5,000,000 shares of Preferred B Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors

(2)

The Article entitled ITEM 6 – OTHER MATTERS, is amended to read as follows:

ITEM 6

OTHER MATTERS

The total number of shares of all classes of stock which this corporation shall have authority to issue is 100,000,000 shares of common stock, par value $0.001 (hereinafter "Common Stock"); 5,000,000 shares of Preferred A stock, par value $0.001 (hereinafter “Preferred A Shares”); and 5,000,000 shares of Preferred B stock, par value $0.001 (hereinafter “Preferred B shares”).  A shareholder shall have no pre-emptive rights to acquire any securities of this Corporation.

      1. Common Stock.

      (a) Each outstanding share of Common Stock of the Corporation shall entitle the holder thereof to one vote on each matter submitted at a vote at a meeting of shareholders or for their consent or approval. A shareholder shall have no right to cumulate his votes.

      (b) The holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

      (c) In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of this corporation, all tangible and intangible assets of whatever kind available for distribution to stockholders, shall be distributed ratably in proportion to the number of shares of Common Stock held by each.

      (d) Except as may otherwise be required by law, this Item 6, Other Matters under the Articles of Incorporation, or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to paragraph 1 of this matter, each share of Common Stock held by such holder shall be entitled to vote on each matter voted upon by shareholders.

      2. Other Provisions.

      (a) Shares of Common Stock and Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

      (b) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class of series to issued by reason of any increase of the authorized capital stock of the corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities  convertible into or exchangeable for stock of the corporation of any class or series, or carrying any right to purchase stock of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

      3. By-laws.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

      4. Indemnification

      The Corporation may indemnify each director and officer, and any employee or agent of the Corporation, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Corporation to the full extent permitted by the laws of the State of Nevada now existing or as such laws may hereafter be amended.

      5. Amendment

      The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in its Certificate of Incorporation from time to time in accordance with the laws of the State of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

     THIRD: The Corporation has effectuated, effective with the commencement of business on July 19, 2004, a 10 for 1 reverse stock split as to its shares of common stock outstanding as of the close of business on July 16, 2004, which decreases the outstanding shares as of that date from 18,037,000 shares to 1,803,700 shares.  The reverse split shall not change the number of shares of Common Stock authorized for issuance by the Corporation.

     DATED this 15th day of July, 2004.

                                         MONEYFLOW SYSTEMS INTERNATIONAL INC.

                                         By:  /s/ Ryan Henning

                                              ------------------------------------------------------

                                              Ryan Henning, Assistant Secretary / General Counsel